Consent of Independent Accountants

We hereby consent to the use and incorporation by reference in the Prospectus constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-2 (the "Registration Statement") of our report dated April 7, 1999, relating to the financial statements and financial highlights appearing in the February 28, 1999 Annual Report to Shareholders of the Japan OTC Equity Fund, Inc. We also consent to the references to us under the headings "Financial Highlights", "Experts" and "Financial Statements" in the Prospectus.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, NY 10036
October 19, 1999